EXHIBIT 99.1

At Fenix Parts:
Scott Pettit
Chief Financial Officer
scottpettit@fenixparts.com

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Fenix Parts Files Third Quarter 2016 Form 10-Q, Enters into Forbearance Agreement with Credit Facility Lender, and Engages Stifel, Nicolaus & Co. to Evaluate Strategic Alternatives

Third Quarter 2016 Highlights

•
Net revenues decreased sequentially by 5% to $32.5 million, compared to second quarter 2016 net revenues of $34.2 million, and increased by 1% compared to combined pro forma net revenues for the third quarter of 2015 of $32.2 million

•
The sequential revenue decline resulted primarily from lower scrap metal prices, which declined by more than 20% on average from the second to the third quarter of 2016, and by slightly lower sales of recycled OE parts

•
Gross Profit Margin of 34.3% declined from second quarter of 2016 Gross Profit Margin of 39.4% due to the impact of lower scrap and part revenue resulting from falling scrap pricing and the fixed costs associated with the Company’s effort to prepare inventory for sale

•	Net Loss of $1.8 million, with Operating Loss of $3.5 million and Adjusted Operating Loss of $2.4 million, as reflected in the Non-GAAP Reconciliation table below

WESTCHESTER, IL - March 28, 2017 - Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced third quarter 2016 results.

Net Revenues
Consolidated net revenues of Fenix Parts were $32.5 million for the third quarter of 2016, compared to $34.2 million in the second quarter of 2016, and $32.2 million on a combined pro forma basis in the third quarter of 2015. Sales of recycled OEM products were $27.8 million for the third quarter of 2016, down from $28.8 million in the second quarter of 2016, and in-line with $27.8 million on a combined pro forma basis in the third quarter of 2015, including sales contributed by Ocean County, Butler and Tri-City (which the Company acquired during the second half of 2015) during both comparative periods. Sales from other ancillary products, representing the sale of commodities including scrap metal, were $4.7 million in the third quarter of 2016, compared to $5.4 million in the second quarter of 2016, and $4.4 million in the third quarter of 2015 on a combined pro forma basis. Sales from the Company’s Canadian operations were $3.3 million in the third quarter of 2016, down compared to $3.8 million for the second quarter of 2016, and $3.9 million in the third quarter of 2015 due to lower part sales in the Toronto market.

The following table provides a breakdown of net revenues for the third quarter of 2016, compared to the second quarter of 2016 and the combined pro forma revenue for the third quarter of 2015. This breakdown shows the impact of parts and commodities sales, foreign operations, and acquisitions occurring in the second half of 2015:

Fenix Parts Net Revenue Summary (in $US, millions)

	Third Quarter (Unaudited)	Second Quarter (Unaudited)	Third Quarter (Unaudited)
	2016 Reported	2016 Reported	2015 Pro Forma
Recycled OE parts and related products
US locations - Founding Companies	$22.4	$22.8	$22.2
Canadian locations	3.3	3.8	3.9
Subsequently acquired US locations	7.8	7.8	6.5
Gross parts revenue	33.5	34.4	32.6
Other ancillary products (including scrap metal)	4.7	5.4	4.4
Intercompany sales eliminations	(5.7)	(5.6)	(4.8)
Net revenue	$32.5	$34.2	$32.2

For the fourth quarter of 2016, the Company expects to report net revenues of approximately $33 million.

Kent Robertson, CEO of Fenix Parts, said, “The Company’s revenues in the third quarter of 2016 declined sequentially from Company-record levels in the second quarter due to a reduction in average scrap metal prices and lower volume to our repair shop customers resulting from softness in insurance-related claims during the period. However, we are pleased that fourth quarter revenue has improved, driven by higher sales to repair shop customers.”

Operating Loss
Reported Operating Loss for the third quarter of 2016 was $3.5 million, driven by the impact of lower scrap and parts revenues, reduced overall gross profit margins on sales, and higher general and administrative expenses, including professional fees. After net adjustments of $1.1 million, Adjusted Operating Loss was $2.4 million for the third quarter of 2016. The adjustments, and their effect on reported Operating Income, are described in the bullets points, and demonstrated in the Non-GAAP Reconciliation Table, below:

•	Depreciation and amortization expense was $1.4 million during the third quarter, including $0.2 million allocated to Cost of Goods Sold;

•	Share-based compensation attributable to equity awards was $0.4 million for the third quarter;

•	The non-cash portion of rent expense was $0.2 million for the third quarter, primarily due to the straight lining of rent expense;

•	A reduction in the expected payout of contingent consideration was $1.4 million in the third quarter;

•	Deferral of revenue related to warranties increased in the third quarter by $0.2 million; and

•	Write-off of indemnification receivables in the third quarter by $0.3 million.

Fenix Parts Inc.
Non-GAAP Reconciliation (in $US, millions)

Third Quarter
2016
Operating loss	$(3.5)
Depreciation and amortization	1.4
Share-based compensation expense	0.4
Non-cash rent expense	0.2
Change in the estimated fair value of contingent consideration liabilities	(1.4)
Deferred warranty	0.2
Change in indemnification receivable	0.3
Adjusted operating loss	$(2.4)

While included in non-cash items on the Company’s statement of cash flows for the current period, several items above, such as settlement of contingent consideration liabilities, could have an impact on the Company’s cash flow in the future.

The Company’s reported results were impacted by audit, legal and other professional service fees of $1.7 million in the third quarter of 2016, as compared to $1.2 million in the second quarter of 2016.

For additional information regarding the items mentioned above, please see the notes to the condensed consolidated financial statements and MD&A sections of the Company’s Quarterly Report on Form 10-Q filing for the quarter ended September 30, 2016.

Default Under Credit Facility and Engagement of Stifel to Evaluate Strategic Alternatives
The Company’s failure to deliver its second, third and fourth quarter reports on a timely basis and its failure to comply with certain financial covenants as of June 30, 2016, September 30, 2016 and December 31, 2016 have triggered defaults under the Credit Facility with BMO Harris Bank N.A. (Please see the discussion below and in Note 4 of notes to the condensed consolidated financial statements in the Company’s Form 10-Q filing for the quarter ended September 30, 2016 for additional detail.) As a result, the Company is required to reflect all of its Credit Facility debt of approximately $22 million (before capitalized debt issuance costs) as a current liability in the attached balance sheet as of September 30, 2016.

The Company’s failure to comply with the Credit Facility’s financial covenants as of September 30, 2016 was due primarily to:
(i) lower asset values as a result of reductions during 2016 to the aggregate estimated fair value of acquired inventory, which reduced the Company’s Borrowing Base for covenant calculations;
(ii) limits on certain non-cash adjustments to calculate EBITDA for covenant compliance; and
(iii) lower than forecasted EBITDA during the third quarter of 2016 because of:
(a)a decline of approximately 5% in quarterly net revenues (as compared to a Company record level of net revenues for the quarter ended June 30, 2016);

(b)a decline in gross profit margin achieved on revenues from 39.4% in the second quarter of 2016 to 34.3% in the third quarter of 2016; and
(c)higher operating expenses, including significant accounting, legal and other fees, primarily as a result of the transition to a new public accounting firm beginning in July 2016 and the previously reported SEC inquiry.

Management has been and remains highly focused on maximizing cash flows from operations and, to the extent possible, minimizing the cost of outsourced professional fees.

On March 27, 2017, the Company entered into a Forbearance Agreement to the Credit Facility (the "Forbearance Agreement") with BMO Harris Bank N.A. and its Canadian affiliate, Bank of Montreal. Under the Forbearance Agreement, and subject to its conditions, the lenders have agreed to refrain from exercising their rights and remedies under the Credit Facility with respect to the Company’s non-compliance with applicable financial and other covenants and any further non-compliance with such covenants during the forbearance period ending May 26, 2017. The Forbearance Agreement also permits the Company to add the quarterly interest payment otherwise due for the first quarter of 2017 to the principal amount of debt outstanding and defer a $250,000 principal payment due on March 31, 2017 to the end of the forbearance period. For additional information relating to the Forbearance Agreement, please see the notes to the condensed consolidated financial statements and Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

The Board of Directors of Fenix Parts has engaged Stifel, Nicolaus & Co., Inc., a subsidiary of Stifel Financial Corp. (NYSE: SF), to advise the Board and Company management and to assist in pursuing a range of potential strategic and financial transactions that will provide the Company with improved liquidity and maximize shareholder value. Stifel will identify and evaluate potential alternatives including debt or equity financing, a strategic investment into the company or a business combination, and is reporting directly to a special committee of independent directors established to oversee and coordinate these activities. The Board has not set a definitive timetable for completion of this process. There can be no assurance that this process will result in a transaction or other strategic alternative of any kind. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required.

If the Company is unable to reach further agreement with BMO Harris Bank N.A. to obtain waivers or amendments to the existing Credit Facility, find acceptable alternative financing, obtain equity contributions or arrange a business combination, after the forbearance period under the Forbearance Agreement (and during the forbearance period in the event of any new defaults other than those anticipated defaults enumerated in the Forbearance Agreement), the lenders could elect to declare some or all of the amounts outstanding under the Credit Facility to be immediately due and payable. If this happens, the Company does not expect to have sufficient liquidity to pay the outstanding amounts under of the Credit Facility. In addition, the Company has significant obligations under contingent consideration agreements related to certain acquired companies, and it will need access to additional credit to be able to satisfy these obligations. As a result, substantial doubt exists regarding the ability of the Company to continue as a going concern.

Nasdaq Listing
On February 14, 2017, the Company received a determination letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”). The letter advised the Company that, because the Company was noncompliant with requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) due to the Company’s delay in filing the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016 with the U.S. Securities and Exchange Commission (the “SEC”), trading of the Company’s common stock is subject to suspension and the stock is subject to delisting, unless the Company requests a hearing before a Hearings Panel (the “Panel”) pursuant to the procedures set forth in Nasdaq listing rules. The Company timely requested a hearing on February 21, 2017 and subsequently received a response from Nasdaq granting the Company an extension pending the Panel’s decision following the hearing. The Company has now filed its quarterly reports for the quarters ended June 30, 2016 and September 30, 2016, and believes it is now in compliance with the Rule.

Outlook
Mr. Robertson commented, “While we continue to face challenges due to our strained liquidity position, high professional fees and the inability to borrow under our existing Credit Facility, we are pleased to have reached a forbearance agreement with our bank lender and are optimistic that we will reach a positive outcome following the strategic alternative evaluation process. Our team will remain focused on executing our business plan and meeting the needs of our customers.”

Company management will not be hosting a conference call to discuss third quarter 2016 results.

About Fenix Parts
Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and currently operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.fenixparts.com or upon request from Fenix Parts.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Use of Non-GAAP Financial Measures
Fenix Parts, Inc. provides investors with the non-GAAP financial measure of adjusted operating income (loss) in addition to the traditional GAAP operating performance measure of operating income (loss) as part of its overall assessment of its performance. A reconciliation of operating income (loss) to adjusted operating income (loss) is included in the table above.

Fenix Parts, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$783	$2,827
Accounts receivable, net of allowance $431and $460	6,349	6,834
Inventories, net	32,224	38,892
Prepaid expenses and other current assets	803	545
Total current assets	40,159	49,098
Property and equipment	13,865	13,103
Accumulated depreciation and amortization	-3,056)	-1,494)
Property and equipment, net	10,809	11,609
Goodwill	37,438	76,812
Intangible assets, net	33,296	33,786
Indemnification receivables	2,297	5,078
Other non-current assets	3,419	3,455
TOTAL ASSETS	$127,418	$179,838

LIABILITIES
Current liabilities:
Accounts payable	$3,112	$3,456
Accrued expenses	4,365	2,847
Contingent consideration liabilities - current	7,516	9,345
Current portion of long-term debt	21,401	793
Other current liabilities	2,310	1,728
Total current liabilities	38,704	18,169
Deferred warranty revenue, net of current portion	503	227
Long-term related party obligations, net of current portion	918	2,071
Long-term debt under credit facility, net of current portion	0	19,645
Contingent consideration liabilities, net of current portion	0	6,085
Deferred income tax liabilities	9,639	15,624
Reserve for uncertain tax positions	2,808	5,733
Other non-current liabilities	3,048	2,500
Total non-current liabilities	16,916	51,885
TOTAL LIABILITIES	55,620	70,054

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,991,907 and 19,926,868 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	20	20
Additional paid-in capital	138,820	136,398
Accumulated other comprehensive loss	-2,915)	-4,247)
Accumulated deficit	-72,527)	-30,787)
Total Fenix Parts, Inc. shareholders’ equity before noncontrolling interest	63,398	101,384
Noncontrolling interest	8,400	8,400
Total shareholders’ equity	71,798	109,784
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$127,418	$179,838

Fenix Parts, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share data)	2016	2015	2016	2015
Net revenues	$32,515	$27,275	$98,931	$38,745
Cost of goods sold	21,348	20,584	59,190	30,592
Gross profit	11,167	6,691	39,741	8,153
Selling, general and administrative expenses	12,962	14,579	37,567	21,272
Outside service and professional fees	1,742	3,575	5,083	6,988
Depreciation and amortization	1,138	1,077	3,500	1,786
Change in fair value of contingent consideration liabilities	(1,411))	(1,022))	(8,393))	(193))
Change in indemnification receivable	266	0	2,782	0
Goodwill impairment	0	0	45,300	0
Operating loss	(3,530))	(11,518))	(46,098))	(21,700))

Interest expense	(437))	(78))	(1,192))	(100))
Other income (expense), net	165	26	408	(1,678))
Loss before income tax benefit	(3,802))	(11,570))	(46,882))	(23,478))
Benefit for income taxes	(2,031))	(5,022))	(5,142))	(10,326))
Net loss	$(1,771))	$(6,548))	$(41,740))	$(13,152))

Loss per share available to common shareholders:
Basic and Diluted	$(0.08))	$(0.33))	$(2.00))	$(1.10))

Weighted average common shares outstanding:
Basic and Diluted	19,988,809	19,475,046	19,818,231	11,206,390

Dividends paid	$0.00	$0.00	$0.00	$0.00

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Net loss	$(1,771))	$(6,548))	$(41,740))	$(13,152))
Foreign currency translation adjustment	(285))	(2,256))	1,332	(2,961))
Net comprehensive loss	$(2,056))	$(8,804))	$(40,408))	$(16,113))